Exhibit 99.2

NEWS BULLETIN	FARO Technologies Inc. 250 Technology Park Lake Mary, FL 32746
The Measure of Success

Keith Bair, Senior Vice President and CFO

keith.bair@FARO.com, 407-333-9911

FARO and Nikon Metrology Settle Patent Litigation

LAKE MARY, FL, July 12, 2013 – FARO Technologies, Inc. (NASDAQ: FARO) today announced that it entered into a settlement agreement with Nikon Metrology, Inc. (formerly Metris U.S.A., Inc.) and its affiliates. The settlement agreement resolves the pending patent litigation in the case captioned Metris U.S.A., Inc., et al. v. Faro Technologies, Inc., Civil Action No.: 08-cv-11187 (PBS), together with all related appeals. The parties to the settlement agreement have agreed to keep the terms of the settlement confidential.

About FARO

FARO is the world’s most trusted source for 3D measurement technology. The Company develops and markets computer-aided measurement and imaging devices and software. Technology from FARO permits high-precision 3D measurement, imaging and comparison of parts and complex structures within production and quality assurance processes. The devices are used for inspecting components and assemblies, rapid prototyping, documenting large volume spaces or structures in 3D, surveying and construction, as well as for investigation and reconstruction of accident sites or crime scenes.

Approximately 15,000 customers are operating more than 30,000 installations of FARO’s systems, worldwide. The Company’s global headquarters is located in Lake Mary, FL; its European regional headquarters in Stuttgart, Germany; and its Asia/Pacific regional headquarters in Singapore. FARO has offices in Brazil, Mexico, United Kingdom, France, Spain, Italy, Poland, Netherlands, India, China, Malaysia, Vietnam, Thailand and Japan.

More information is available at http://www.faro.com.